Exhibit 6(ii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                                   EXHIBIT F

                                     TO THE

                             DISTRIBUTOR'S CONTRACT

                           INTERNATIONAL SERIES, INC.

                           INTERNATIONAL EQUITY FUND
                                 CLASS B SHARES

                           INTERNATIONAL INCOME FUND
                                 CLASS B SHARES


     In consideration of the mutual covenants set forth in the Distributor's Contract dated February 11, 1991, between International Series, Inc. and Federated Securities Corp. the following provisions are hereby incorporated and made a part thereof with respect to the Funds and Classes of shares set forth above.

     1. The Corporation hereby appoints FSC to engage in activities principally intended to result in the sale of shares of the Classes. Pursuant to this appointment, FSC is authorized to select a group of brokers ("Brokers") to sell shares of the above-listed Classes ("Shares"), at the current offering price thereof as described and set forth in the prospectuses of the Corporation, and to render administrative support services to the Corporation and its shareholders. In addition, FSC is authorized to select a group of administrators ("Administrators") to render administrative support services to the Corporation and its shareholders.

     2. Administrative support services may include, but are not limited to, the following eleven functions: (1) account openings: the Broker or Administrator communicates account openings via computer terminals located on the Broker or Administrator's premises; (2) account closings: the Broker or Administrator communicates account closings via computer terminals; (3) enter purchase transactions: purchase transactions are entered through the Broker or Administrator's own personal computer or through the use of a toll-free telephone number; (4) enter redemption transactions: Broker or Administrator enters redemption transactions in the same manner as purchases; (5) account maintenance: Broker or Administrator provides or arranges to provide accounting support for all transactions. Broker or Administrator also wires funds and receives funds for Share purchases and redemptions, confirms and reconciles all transactions, reviews the activity in the Corporation's accounts, and provides training and supervision of its personnel; (6) interest posting: Broker or Administrator posts and reinvests dividends to the Corporation's accounts; (7) prospectus and shareholder reports: Broker or Administrator maintains and distributes current copies of prospectuses and shareholder reports; (8) advertisements: the Broker or Administrator continuously advertises the availability of its services and products; (9) customer lists: the Broker or Administrator continuously provides names of potential customers; (10) design services: the Broker or Administrator continuously designs material to send to customers and develops methods of making such materials accessible to customers; and (11) consultation services: the Broker or Administrator continuously provides information about the product needs of customers.

     3. During the term of this Agreement, the Corporation will pay FSC for services pursuant to this Agreement, a maximum monthly fee computed at the annual rate of .75 of 1% of the average aggregate net asset value of the Class B Shares of the International Equity Fund and International Income Fund portfolios. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

     4. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph One herein. FSC, in its sole discretion, may pay Brokers and Administrators a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

     5.FSC may sell, assign, pledge or hypothecate its rights to receive fees hereunder in order to finance payments of commissions for the sale of the Corporation's Class B Shares.

     6. FSC will prepare reports to the Board of Directors of the Corporation on a quarterly basis showing amounts paid to the various Brokers and Administrators and the purpose for such payments.

     Witness the due execution hereof this 27th day of September, 1994.


ATTEST:                       INTERNATIONAL SERIES, INC.



/s/ John W. McGonigle              By:/s/ J. Christopher Donahue
          Secretary                            Vice President

(SEAL)

ATTEST:                       FEDERATED SECURITIES CORP.

/s/ S. Elliott Cohan               By:/s/ E.C. Gonzales
          Secretary                    Executive Vice President